                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       IMCO RECYCLING INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       IMCO RECYCLING INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                              IMCO RECYCLING INC.

Dear Stockholder:

    You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, on Tuesday, May 13, 1997, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

    At the meeting, you will be asked to consider and elect two directors to serve until the 2000 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to consider and approve amendments to the Corporation's Annual Incentive Program and to consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1997. Information concerning the Board nominees, the amended Annual Incentive Program and the proposal regarding the Corporation's independent accountants, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

    Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

    On behalf of IMCO's Board of Directors and employees, thank you for your cooperation and continued support.

                                         Sincerely,

                                         Don V. Ingram

                                         CHAIRMAN OF THE BOARD

April 10, 1997

                              IMCO RECYCLING INC.
                      5215 NORTH O'CONNOR BLVD., SUITE 940
                        CENTRAL TOWER AT WILLIAMS SQUARE
                              IRVING, TEXAS 75039

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

                            ------------------------

To the Stockholders of
  IMCO Recycling Inc.

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, on Tuesday, May 13, 1997, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

    1. To elect two Class II directors to hold office until the 2000 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified.

    2. To consider and approve amendments to the Corporation's Annual Incentive Program.

    3. To consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1997.

    4. To transact any other business which properly may be brought before the meeting and any adjournment thereof.

    Only holders of record of the Corporation's Common Stock at the close of business on March 28, 1997 are entitled to notice of and to vote at the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder at the Corporation's principal executive offices at 5215 North O'Connor Blvd., Suite 940, Central Tower at Williams Square, Irving, Texas for a period of ten days prior to the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE ANNUAL MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE CORPORATION.

    This Notice, the accompanying Proxy Statement, and the Proxy enclosed herewith are sent to you by order of the Board of Directors of the Corporation.

                                         Paul V. Dufour

                                         SECRETARY

Irving, Texas

April 10, 1997

                              IMCO RECYCLING INC.
                      5215 NORTH O'CONNOR BLVD., SUITE 940
                        CENTRAL TOWER AT WILLIAMS SQUARE
                              IRVING, TEXAS 75039

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 13, 1997 and at any adjournment thereof. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 10, 1997 in connection with this solicitation.

    This proxy solicitation is intended to afford stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting dated April 10, 1997. The proxy permits stockholders to withhold voting for any or all nominees for election to the Corporation's Board of Directors (the "Board") and to abstain from voting on any other specified proposal if the stockholder so chooses.

    All holders of record of shares of the Corporation's Common Stock at the close of business on March 28, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 12,532,865 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is constituted, is required for the election of directors. All other action proposed herein may be taken upon the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, provided a quorum is constituted.

    With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to amend the Annual Incentive Program will have the effect of a negative vote because that proposal requires the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors, the proposal to amend the Annual Incentive Program and the proposal to ratify the appointment of the auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors, nor will it count as a vote cast in determining the total votes cast on the proposal to amend the Annual Incentive Program.

    Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Corporation prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below; (ii) FOR the approval of the amendment of the Corporation's Annual Incentive Program; and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1997.

                              1998 ANNUAL MEETING

    The Board presently intends to hold the Corporation's next Annual Meeting of Stockholders on or about May 15, 1998. A Proxy Statement and Notice of such meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation's proxy statement for the 1998 Annual Meeting of Stockholders, any proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 11, 1997. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                       VOTING AND PRINCIPAL STOCKHOLDERS

    At the Record Date, there were outstanding 12,532,865 shares of Common Stock which were held of record by 555 stockholders. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

    The following table sets forth as of March 28, 1997, certain information with regard to the beneficial ownership of Common Stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock of the Corporation; (ii) each director of the Corporation (see "Election of Directors"); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

                                                                        SHARES UNDERLYING
                                                              NUMBER         OPTIONS          TOTAL       PERCENT
                                                                OF         EXERCISABLE      BENEFICIAL      OF
NAME OF BENEFICIAL OWNER                                    SHARES(1)     WITHIN 60 DAYS    OWNERSHIP      CLASS
----------------------------------------------------------  ----------  ------------------  ----------  -----------
Don V. Ingram.............................................   1,229,829(2)         43,065     1,272,894         10.1%
  2200 Ross Ave., Suite 4500-E
  L.B. 170
  Dallas, Texas 75201
FMR Corp..................................................     982,100(3)         --           982,100          7.8%
  82 Devonshire Street
  Boston, MA 02109
Mellon Bank Corporation...................................     754,000(4)         --           754,000          6.0%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Chancellor LGT Asset Management, Inc......................     728,800(5)         --           728,800          5.8%
  50 California Street
  San Francisco, California 94111
J.M. Brundrett............................................      15,674           3,735          19,409          *
Ralph L. Cheek............................................      68,515             824          69,339          *
John J. Fleming...........................................      18,892           4,135          23,027          *
Thomas A. James...........................................       5,374(6)            659         6,033          *
Don Navarro...............................................       1,674           4,135           5,809          *
Jack C. Page..............................................         774           4,135           4,909          *
Paul V. Dufour............................................      80,410         147,566         227,976          1.8%
Richard L. Kerr...........................................      43,039          81,400         124,439          1.0%
C. Lee Newton.............................................      11,458         116,033         127,491          1.0%
Thomas W. Rogers..........................................      23,200          88,500         111,700          *
All Executive Officers and Directors
  as a group (13 persons, including
  those individuals named above)..........................   1,505,915         530,512(7)    2,036,427         15.6%

------------------------

 *  Less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by wives and minor children of such persons and corporations in which such persons hold a controlling interest.

(2) Represents 991,688 shares owned by Mr. Ingram directly, 78,141 shares owned by Mr. Ingram's wife and 160,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram's children and relatives (of which Mr. Ingram is trustee). Substantially all of these shares have been pledged or are held in margin maintenance accounts.

(3) Information with respect to beneficial ownership of shares of Common Stock by FMR Corp. is based solely upon the latest report of FMR Corp. on Schedule 13G dated February 14, 1997 as filed with the Securities and Exchange Commission. FMR Corp. has sole power to vote or to direct the vote for 527,500 shares and sole power to dispose or to direct the disposition of 982,100 shares.

(4) Information with respect to beneficial ownership of shares of Common Stock by Mellon Bank Corporation is based solely upon the latest report of Mellon Bank Corporation on Schedule 13G dated January 30, 1997 as filed with the Securities and Exchange Commission. Mellon Bank Corporation or certain of its direct or indirect subsidiaries has sole and shared power to vote or to direct the vote for 750,000 shares and 2,000 shares, respectively, and sole and shared power to dispose or to direct the disposition of 150,000 shares and 604,000 shares, respectively.

(5) Information with respect to beneficial ownership of shares of Common Stock by Chancellor LGT Asset Management, Inc. is based solely upon the latest report of Chancellor Asset Management, Inc. on Schedule 13G dated February 7, 1997 as filed with the Securities and Exchange Commission.

(6) Does not include shares owned by Raymond James Financial, Inc. or its subsidiaries of which Mr. James is Chairman of the Board and Chief Executive Officer.

(7) Represents outstanding options under the Corporation's stock option plans granted to officers and directors of the Corporation which are exercisable within 60 days of March 28, 1997.

                             ELECTION OF DIRECTORS

GENERAL

    The Certificate of Incorporation of the Corporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but not to a number less than three) and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of the Class II directors expires at the Annual Meeting of Stockholders to be held on May 13, 1997, the term of office of the Class I directors expires at the 1998 Annual Meeting of Stockholders and the term of office of the Class III directors expires at the 1999 Annual Meeting of Stockholders.

    The persons named in the proxy will vote for John J. Fleming and Don Navarro as nominees for election as Class II Directors except where authority has been withheld as to a particular nominee or as to all nominees. Mr. Fleming and Mr. Navarro are currently members of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

DIRECTORS AND NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

NOMINEES

CLASS II DIRECTORS; PRESENT TERM EXPIRES 1997.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
John J. Fleming.........................................................................          57
Don Navarro.............................................................................          52

    John J. Fleming has served as a director since May 1989. Mr. Fleming is Chairman and Chief Executive Officer of Profco Resources Ltd., a Canadian oil and gas exploration and production company. Mr. Fleming served as Chairman and Chief Executive Officer from 1980 until March 1991 of CanCapital Corporation, a Canadian merchant banking, securities investment, and oil and gas exploration and production company headquartered in Calgary, Alberta, Canada.

    Don Navarro has served as a director since June 1986. Mr. Navarro is president of The Navarro Group, a company which provides business and management services to public and private companies, specializing in helping organizations develop, refine and implement strategic plans. Mr. Navarro also serves as a director of Pizza Inn, Inc.

DIRECTORS CONTINUING IN OFFICE

CLASS I DIRECTORS; PRESENT TERM EXPIRES 1998.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
Don V. Ingram...........................................................................          61
Thomas A. James.........................................................................          54

    Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation on February 7, 1997 and has served as Chairman of the Board of the Corporation since 1988. Mr. Ingram played the major role in the Corporation's formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of Profco Resources Ltd.

    Thomas A. James has served as a director since May 1995. Mr. James has been since 1969 the Chairman of the Board and Chief Executive Officer of Raymond James Financial, Inc. and Chairman of Raymond James & Associates, Inc., an investment banking and securities firm located in St. Petersburg, Florida. Mr. James also serves as director and officer of various affiliated entities. He is a director of Arbor Health Care Company and the Heritage Family of Funds.

CLASS III DIRECTORS; PRESENT TERM EXPIRES 1999.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
J.M. Brundrett..........................................................................          72
Ralph L. Cheek..........................................................................          66
Jack C. Page............................................................................          71

    J. M. Brundrett, a retired Doctor of Veterinary Medicine, has served as a director since March 1985. Prior to his election to the Board, Dr. Brundrett served on the Creditors' Committee in connection with the reorganization proceedings for Pioneer Texas Corporation, a predecessor of the Corporation. Dr. Brundrett is a private investor in real estate and securities.

    Ralph L. Cheek has served as a director since May 1987. Mr. Cheek served as Chairman, President and Chief Executive Officer of the Corporation and its predecessors from 1987 to August 1994. Previously, Mr. Cheek held various positions with Kaiser Aluminum and Chemical Corporation, most recently as Vice President--Europe and Vice President--Pacific Northwest.

    Jack C. Page has served as a director since November 1991. Mr. Page is an independent management consultant with experience in conducting organizational, marketing, management and computer studies in both the private and public sectors. Before founding his own consulting business in 1972, Mr. Page headed the Dallas and Mexico City offices of Booz, Allen & Hamilton, Inc., an international consulting firm.

    The Board recommends that stockholders vote FOR John J. Fleming and Don Navarro as nominees for election as Class II Directors at the Annual Meeting of Stockholders.

                      MEETINGS OF DIRECTORS AND COMMITTEES

    The Board held a total of six Board meetings in 1996. Each incumbent director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 1996. The Board has established five standing committees to assist it in the discharge of its responsibilities.

    The Audit Committee reviews the professional services provided by the Corporation's independent accountants and the independence of such firm from management of the Corporation. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Corporation, the adequacy of the Corporation's internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Corporation as it may find appropriate or as have been brought to its attention. This Committee held two meetings in 1996. The members of the Audit Committee are Mr. Fleming, Chairman and Mr. James.

    The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all officers, advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation, and administers the Corporation's stock option, incentive and bonus plans. This Committee held four meetings in 1996. The members of the Compensation Committee are Mr. Navarro, Chairman, Mr. Fleming and Mr. Page.

    The Investment and Finance Committee assists management in developing plans for implementing and financing investment and expansion strategies of the Corporation and presents its recommendations to the Board for its approval. This Committee held four meetings in 1996. The members of the Investment and Finance Committee are Mr. Ingram, Chairman, Dr. Brundrett and Mr. Page.

    The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation's policies concerning environmental, health and safety matters affecting the Corporation. This Committee held two meetings in 1996. The members of the Environmental Committee are Dr. Brundrett, Chairman, Mr. Cheek and Mr. Fleming.

    The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain board governance issues. While the Committee on Directors normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Corporation's address, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name by the Committee on Directors. Additionally, there must be no legal impediments to the nominee serving as a director. However, the selection of nominees is solely within the discretion of the Board of Directors. The Committee on Directors held two meetings in 1996. The members of the Committee on Directors are Mr. Ingram, Chairman, Dr. Brundrett and Mr. Navarro.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors. Each member of the Committee is a non-employee director. During 1996 the Committee was comprised of Don Navarro, Chairman, John J. Fleming and Jack C. Page.

COMPENSATION POLICY

    The goal of the Corporation's executive compensation policy is to support the overall objective of enhancing stockholder value, while at the same time attracting, motivating and retaining highly qualified and productive employees. It is the policy of the Corporation that a significant portion of the compensation paid to the executive officers should be based on the Corporation's results of operations and the growth in value of its equity. This policy aligns the interests of the Corporation's management and stockholders by placing increased emphasis on performance-based pay and reduced emphasis on fixed pay in total compensation. To achieve its goals, the Corporation's executive compensation policies have been designed to provide competitive levels of compensation that integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Since 1990, the Corporation has adopted and implemented stock option plans under which the benefits realized by executives are directly related to stock price performance. To further this objective of linking compensation to Corporation performance, the Board adopted in 1992 a bonus participation plan (the "1992 Bonus Plan") which established a bonus pool based on return on total assets from which yearly bonuses were paid to the officers and other key managers of the Corporation.

    During 1996, the Board of Directors and Compensation Committee determined that the criteria for determining bonus amounts under the 1992 Bonus Plan should be revised in order to change the emphasis from return on assets to a formula based both upon return on assets and earnings per share. This change was believed advisable to further the overall compensation objective of enhancing stockholder value. As a result of these factors, the Compensation Committee designed the Annual Incentive Program, the terms of which were approved by the stockholders in May 1996.

    For 1996, the principal elements of the Corporation's executive compensation program consisted of base salary, cash bonuses and stock options. Following is a description of the elements of the Corporation's current executive compensation program and how each relates to the objectives and policies outlined above.

BASE SALARY

    The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers compensation levels for executive positions in the external market with similar duties and responsibilities, corporate and individual performance, as well as internal equity.

    None of the Named Executive Officers of the Corporation received any raises in 1996 over their base salaries for 1995. See "Remuneration of Directors and Officers".

ANNUAL BONUSES

    Under the Annual Incentive Program, in the event that the Corporation's return on total assets is greater than ten percent (10%) with respect to a fiscal year, then participants are eligible for a bonus to be determined pursuant to a formula tied to the participant's salary. Participants are also eligible for a bonus to be based upon the growth in average annual earnings per share of the Corporation. After calculating the maximum bonuses payable under the Annual Incentive Program, such amounts may be reduced by the Committee in its sole discretion. Bonuses are payable in cash and in shares of Common Stock.

    Because neither performance criteria under the Annual Incentive Program were achieved with respect to 1996, none of the Named Executive Officers of the Corporation received any cash bonuses for 1996.

LONG-TERM INCENTIVES

    Through grants of stock options to the Named Executive Officers and others, the Corporation's philosophy for long-term incentives is to retain and motivate executives to improve corporate performance and stock value.

    The Annual Incentive Program provides for the granting of stock options to participants in the event that the return on total assets for any bonus year exceeds 15%. The Committee may grant options covering a number of shares of Common Stock to be determined pursuant to a formula based upon the total bonus awarded to each participant.

    The 1992 Stock Option Plan provides for options to be granted at the discretion of the Compensation Committee for shares having an exercise price of not less than the market value on the date of grant. To encourage early exercise and stock retention, the 1992 Stock Option Plan provides for a replacement option feature which results in automatic additional stock option grants if a participant delivers Common Stock in payment of the exercise price and/or shares are delivered to, or withheld by, the Corporation in payment of the Corporation's tax withholding obligations, and contains provisions which restrict the disposition of a portion of the Common Stock received by a participant upon exercise for a specified period of time while he or she remains employed by the Corporation. The Annual Incentive Program also contains these features.

    To further encourage stock ownership, the Committee has established stock ownership and vested stock option guidelines for all officers of the Corporation and all other participants in the Annual Incentive Program. These guidelines set forth specified levels, as established from time to time by the Committee, of stock ownership that officers are encouraged to meet in order to determine the portions of each participant's Annual Incentive Program bonus to be payable in stock and the portion payable in cash. In addition, the guidelines prohibit the granting of additional stock options under the Annual Incentive Program to officers who have outstanding vested stock options covering shares in excess of specified amounts established by the Committee from time to time.

    Because no cash bonuses were awarded under the Annual Incentive Program for 1996, none of the Named Executive Officers received grants of stock options during 1996 under the Annual Incentive Program. However, Mr. Romanelli and the other Named Executive Officers received stock option grants under the 1992 Stock Option Plan during 1996. See "Summary Compensation Table," "Option Grants in Last Fiscal Year" and "Proposal to Approve Amendments to the IMCO Recycling Inc. Annual Incentive Program" below.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Romanelli's base salary was $275,000 for 1996. Mr. Romanelli's participation in total option grants made by the Corporation during 1996 under the 1992 Stock Option Plan was based upon Mr. Romanelli's level and scope of responsibilities to the Corporation during 1996. In December 1996, the Committee awarded options to purchase 56,000 shares of Common Stock under the 1992 Stock Option Plan to Mr. Romanelli. In February 1997, Mr. Romanelli resigned as the Corporation's President and Chief Executive Officer, and as director. The Corporation has entered into a Consulting Agreement with Mr. Romanelli pursuant to which the Corporation has agreed to pay Mr. Romanelli a monthly retainer of $20,000 for a period not to exceed 18 months.

    Following Mr. Romanelli's resignation, Don V. Ingram assumed the duties of Chief Executive Officer in addition to his duties as Chairman of the Board of Directors of the Corporation. Mr. Ingram's annual base salary was fixed at $350,000. See "Election of Directors". In addition, Mr. Kerr's annual base salary was increased to $250,000 and Mr. Dufour's annual base salary was increased to $235,000.

SUMMARY

    The Committee believes that the Corporation's executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively. The various compensation programs are believed appropriately balanced to provide the motivation for executives to contribute to the Corporation's overall success and enhance the value of the Corporation for the stockholders' benefit. The Committee will continue to monitor the effectiveness of the Corporation's total compensation program and continue to make proposals where applicable to meet the current and future needs of the Corporation.

COMPENSATION COMMITTEE

                Don Navarro, Chairman; John J. Fleming; Jack C. Page

    The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCK PRICE PERFORMANCE GRAPH

    The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock (as measured by dividing: (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor's 500 Index, (2) The Standard and Poor's Small Cap 600 Index and (3) an index of peer companies selected by the Corporation consisting of: Wellman Inc., Safety-Kleen Corp., EnviroSource Inc. and Allwaste, Inc. Proler International Corp., a former member of the Corporation's index of peer companies, was acquired on November 29, 1996 by Schnitzer Steel, Inc. As a result of this transaction, the securities of Proler International Corp. are no longer publicly traded and the company is therefore not included in the Corporation's index of peer companies for 1996. The Corporation considers itself a part of the resource recovery industry, along with the other companies in the peer index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG IMCO RECYCLING INC., THE S & P 500 INDEX,
                 THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           IMCO RECYCLING INC.    PEER GROUP      S & P 500     S & P SMALLCAP 600
12/91                     $100             $100         $100                    $100
12/92                      228               98          108                     121
12/93                      183               74          118                     144
12/94                      230               85          120                     137
12/95                      374               79          165                     178
12/96                      226               75          203                     216

    The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     REMUNERATION OF DIRECTORS AND OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation's chief executive officer and each of the other most highly compensated executive officers of the Corporation determined as of the end of the last fiscal year (herein referred to collectively as the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                 ANNUAL COMPENSATION           -------------------
                                        -------------------------------------      SECURITIES
                                                                OTHER ANNUAL       UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR       SALARY     BONUS(1)   COMPENSATION       OPTIONS (#)      COMPENSATION(2)
---------------------------  ---------  ----------  ----------  -------------  -------------------  ---------------

F.H. Romanelli                    1996  $  275,000      --           --                56,000          $  12,375
  President and Chief             1995  $  275,000  $  202,000       --                18,050          $     730
  Executive Officer               1994      --          --           --                80,000             --

R.L. Kerr                         1996  $  214,700      --           --                33,000          $  12,307
  President--Metals               1995  $  214,700  $  151,000    $  18,144(3)         13,800          $  11,286
  Division and Chief              1994  $  193,867  $  120,438       --                60,000          $  11,229
  Operating Officer

P.V. Dufour                       1996  $  199,000      --           --                33,000          $  11,985
  Executive Vice President,       1995  $  199,000  $  138,000       --                12,800          $  11,589
  Chief Financial Officer         1994  $  157,333  $   92,298       --                67,000          $  11,521
  and Secretary

T.W. Rogers                       1996  $  161,500      --           --                12,500          $  11,423
  Senior Vice President,          1995  $  161,500  $  112,000       --                 9,000          $  11,139
  Marketing and Sales             1994  $  148,500  $   95,495       --                20,000          $  11,111

C.L. Newton                       1996  $  150,500      --           --                12,500          $  11,257
  Senior Vice President,          1995  $  150,500  $   96,000       --                 8,500          $  11,050
  Operations                      1994  $  132,500  $   83,171    $  24,252(3)         20,000          $  11,012

------------------------

(1) Amounts represent cash bonus payments to Named Executive Officers (a) in 1996 and 1995 with respect to fiscal year 1995; and (b) in 1995 and 1994 with respect to fiscal year 1994.

(2) Represents compensation paid or accrued pursuant to the Corporation's Retirement Savings Plan and Executive Life and Health Insurance Programs described below.

    RETIREMENT SAVINGS PLAN. The Named Executive Officers who have served for at least one year are eligible to participate in the Corporation's Retirement Savings Plan, which includes both a profit sharing feature and, effective July 1, 1996, a 401(k) feature.

    The Corporation contributed the following amounts to the Retirement Savings Plan for the accounts of the Named Executive Officers during 1996, 1995 and 1994:

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Frank H. Romanelli...........................................  $  12,375     --         --
Richard L. Kerr..............................................  $  12,307  $  10,500  $  10,500
Paul V. Dufour...............................................  $  11,985  $  10,500  $  10,500
Thomas W. Rogers.............................................  $  11,423  $  10,500  $  10,500
C. Lee Newton................................................  $  11,257  $  10,500  $  10,500

    EXECUTIVE LIFE INSURANCE PROGRAMS. The Corporation has entered into split-dollar life insurance agreements with the Named Executive Officers to provide each of them with death benefits of $500,000 ($350,000 in the case of Mr. Newton) under life insurance policies. Under the split-dollar life insurance agreements, the Corporation paid the following premiums on behalf of the following officers with respect to term life insurance portions of these policies during 1996, 1995 and 1994:

                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Frank H. Romanelli...............................................  $     785  $     730     --
Richard L. Kerr..................................................  $     861  $     786  $     729
Paul V. Dufour...................................................  $   1,171  $   1,089  $   1,021
Thomas W. Rogers.................................................  $     686  $     639  $     611
C. Lee Newton....................................................  $     601  $     550  $     512

(3) Represents reimbursements of moving expense to Mr. Kerr and Mr. Newton under the Corporation's relocation policy.

STOCK OPTIONS

    The options shown below were awarded during 1996 pursuant to the 1992 Stock Option Plan:

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                         NUMBER OF      PERCENT OF TOTAL
                        SECURITIES       OPTIONS GRANTED                              HYPOTHETICAL
                        UNDERLYING       TO EMPLOYEES IN   EXERCISE OR  EXPIRATION     GRANT DATE
NAME                  OPTIONS GRANTED      FISCAL YEAR     BASE PRICE      DATE        VALUE (1)
-------------------  -----------------  -----------------  -----------  -----------  --------------
                            (#)                (%)           ($/SH)
F.H. Romanelli.....         56,000(2)            14.2%      $   16.25   12/12/2006     $  272,720
R.L. Kerr..........         33,000(2)             8.4%      $   16.25   12/12/2006     $  160,710
P.V. Dufour........         33,000(2)             8.4%      $   16.25   12/12/2006     $  160,710
T.W. Rogers........         12,500(2)             3.2%      $   16.25   12/12/2006     $   60,875
C.L. Newton........         12,500(2)             3.2%      $   16.25   12/12/2006     $   60,875
Executive Group....        170,800               43.2%      $   16.25   12/12/2006     $  831,796
Non-Employee
  Director Group...         12,922                3.3%      $   16.25   12/16/2006     $   63,189
Non-Executive
  Officer Employee
  and Consultant
  Group............        211,700               53.5%      $   16.25   12/12/2006     $1,030,979

------------------------

(1) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since

    January 1994, resulting in a stock price volatility of 0.305; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 6.13% for options granted on December 12, 1996 and a risk-free rate of return assumption of 6.22% for options granted on December 16, 1996; (c) a dividend yield assumption of 1.23%, determined by dividing the current $0.20 per share annualized dividends by the fair market value of the common stock on the date of the grant; and (d) a time of exercise assumption of four years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

(2) These options will vest in three equal annual increments beginning on the first anniversary date of the grant. The 1992 Stock Option Plan provides that in the event of a "change in control" of the Corporation (as defined in the plan), all stock options will become fully vested.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executive Officers concerning the exercise of options granted under the 1990 Stock Option Plan and the 1992 Stock Option Plan during the last fiscal year and unexercised options under the 1990 Stock Option Plan and the 1992 Stock Option Plan held as of the end of the fiscal year:

    AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                                                    EXERCISABLE
                                         ---------------------------------               UNEXERCISABLE
                                           NUMBER OF                         --------------------------------------
                                             SHARES           VALUE OF          NUMBER OF SHARES        VALUE OF
                   SHARES                  UNDERLYING       UNEXERCISED            UNDERLYING          UNEXERCISED
                  ACQUIRED      VALUE     UNEXERCISED       IN-THE-MONEY          UNEXERCISED         IN-THE-MONEY
                 ON EXERCISE   REALIZED    OPTIONS AT        OPTIONS AT            OPTIONS AT          OPTIONS AT
NAME                 (#)         (1)      12/31/96 (#)      12/31/96 (2)          12/31/96 (#)        12/31/96 (2)
---------------  -----------   --------  --------------   ----------------   ----------------------   -------------
F.H.
  Romanelli....     4,316      $ 38,505      22,016             $ 20,000            116,034                $60,000
R.L.Kerr.......    32,300      $675,070      81,400             $292,910             76,200                $51,500
P.V. Dufour....     --            --        147,566             $734,500             80,234                $61,500
T.W. Rogers....    12,000      $215,100      88,500             $430,275             41,000                $25,500
C.L. Newton....    14,000      $178,353     116,033             $782,045             37,967                $22,800

------------------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) The last reported sale price of the Common Stock on The New York Stock Exchange ("NYSE") composite tape on December 31, 1996 was $14.625 per share.

DIRECTORS' COMPENSATION

    Non-employee directors of the Corporation are presently entitled to receive directors' fees of $30,000 per year. In addition, any director serving as a member of a committee of the Board is entitled to receive $750 per committee meeting attended and $250 for telephonic meetings. Chairmen of the Compensation and the Investment and Finance Committees are to receive an annual retainer of $4,000; the Chairmen of the other standing committees are to receive annual retainers of $2,000. The Annual Incentive Program provides that one-half of the annual director's fee amount shall be paid quarterly in shares of Common Stock determined by dividing one-eighth of such fee amount by the closing price per share of Common Stock on the NYSE on the third trading day prior to the last day of each fiscal quarter. Any fractional shares shall be paid in cash.

    The 1992 Stock Option Plan provides that each non-employee director will automatically be granted on December 15th of each year a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the annual director's fee amount then in effect by the fair market value per share of Common Stock on that date. On December 16, 1996, pursuant to the 1992 Stock Option Plan, each such non-employee director was granted an option to purchase 824 shares of Common Stock. The exercise price per share with respect to these options granted is $16.25.

    The Corporation has had in effect a Consulting Agreement with Mr. Ingram on a month-to-month basis with respect to operations of the Corporation. In December 1995, Mr. Ingram's consulting fee was increased to $15,000 per month effective January 1, 1996. The Consulting Agreement was terminated effective February 1, 1997. A total of $180,000 was paid to Mr. Ingram under the Consulting Agreement during 1996.

COMPLIANCE WITH SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who own more than 10% of the Corporation's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by such person.

    Based solely on the Corporation's review of such forms furnished to the Corporation and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and 10% stockholders were complied with.

           PROPOSAL TO APPROVE AMENDMENTS TO THE IMCO RECYCLING INC.
                            ANNUAL INCENTIVE PROGRAM

GENERAL

    The Corporation's Annual Incentive Program (the "Incentive Plan") was adopted by the Board in February 1996 and approved by the stockholders at the Corporation's 1996 Annual Meeting. In February 1997, the Board approved, subject to approval by the Corporation's stockholders, certain amendments to the Incentive Plan.

    The provisions of the amendments to the Incentive Plan are summarized below. The statements herein concerning the terms and provisions of these amendments are summaries only and are qualified in their entirety by reference to the full text of these amendments, a copy of which is attached hereto as Appendix A.

    The principal amendment to the Incentive Plan permits the Committee to grant discretionary stock options to any employee of the Corporation or any subsidiary of the Corporation, or any non-employee director, officer or consultant of the Corporation or any subsidiary, in recognition of such individual's contributions or potential contributions. The provisions of the Incentive Plan prior to such amendment permitted the annual granting of options under the Incentive Plan only to key management employees of the Corporation, and only as long as the Corporation achieved a return on total assets (as defined in the plan) of 15% with respect to that fiscal year. It was originally intended by the Board that grants of discretionary options to employees would continue to be made from time to time under the Corporation's 1992 Option Plan. However, during 1996 and early 1997, the Corporation granted discretionary options under the 1992 Option Plan covering a total of 421,942 shares, leaving, as of March 28, 1997, only 13,222 shares available for grant under the 1992 Option Plan.

    The Board of Directors believes that maintaining a source of shares for discretionary grants of stock options is in the best interests of the Corporation in order for the Corporation to attract and retain talented individuals. The ability of the Corporation to make discretionary grants to a broader class of

Incentive Plan stock option participants preserves the Corporation's flexibility to attract new employees as well as reward existing employees for their contributions. In addition, this amendment enables the Corporation to make discretionary grants to non-employee directors, officers or consultants under appropriate circumstances. This amendment increases the Corporation's ability, at any time and from time to time, to reward and retain those individuals who have been identified as important to the success of the Corporation or its subsidiaries.

    Eligible participants under the discretionary option provisions of the Incentive Plan, as proposed to be amended, include key employees, consultants, officers and directors of the Corporation and its subsidiaries selected by the Committee from time to time. At December 31, 1996, the Corporation estimates that approximately 70 individuals were eligible to participate in the Incentive Plan, 25 of whom were participants. As of March 28, 1997 no options to purchase shares of Common Stock had been granted under the Incentive Plan, because the Corporation's return on total assets for fiscal 1997 (as computed under the terms of the Incentive Plan) did not equal or exceed 15%. See "Compensation Committee Report to Stockholders". As of March 28, 1997, 495,282 shares of Common Stock are available for future grants of options under, and for other purposes of, the Plan.

    The Board is not requesting an increase in the number of shares of Common Stock reserved and authorized for issuance under the Incentive Plan. The maximum number of shares so authorized and reserved (subject to adjustment as provided under the provisions of the Incentive Plan) remains at 500,000.

    No bonuses were paid and no stock options were granted during 1996 under the Incentive Plan to the Named Executive Officers and the Corporation's executive officers, employees and consultants as a group. See "Remuneration of Directors and Officers."

TERMS OF THE INCENTIVE PLAN

    Unless sooner terminated by action of the Board, the Incentive Plan will terminate on February 28, 2006, and thereafter no awards may be granted thereunder.

    BONUSES. The Committee has the authority to grant bonuses to key employees of the Corporation or any majority-owned subsidiary at such time, and in such amounts and under such terms as the Committee determines in accordance with the Incentive Plan. The Incentive Plan authorizes the Committee to award two types of bonuses: (i) a ROTA bonus, and (ii) an EPS bonus. The Committee is authorized to grant ROTA bonuses to key management employees if the Corporation's return on total assets ("ROTA") is greater than ten percent (10%) with respect to a fiscal year. The Incentive Plan also provides that participants selected by the Committee may be eligible for a bonus based on the Corporation's earnings per share ("EPS") for the current fiscal year as compared with the average of the Corporation's EPS for the prior three years. The maximum bonus amounts for any participant as calculated above may be reduced by an amount of up to 50% by the Committee in its sole discretion; however, the total maximum bonus amounts to any participant may not be increased. In addition, the maximum total bonus payable to any participant with respect to any bonus year shall not exceed $750,000. The Committee shall also, from time to time, establish guidelines for the ownership of shares of the Corporation's Common Stock for participants (the "Guidelines"). On June 1 of each year, each participant shall irrevocably elect, in writing, the percentages of such participant's bonus to be paid in cash and in shares of Common Stock (the "Annual Election"). On November 30 of each year, the Committee shall determine, by reference to the Guidelines, whether a participant's stock ownership then meets or exceeds the Guidelines. If, as of such November 30, a participant's Common Stock ownership meets or exceeds the Guidelines, such participant's bonus, after giving effect to deductions of amounts for applicable tax withholding requirements, shall be paid in proportions of cash and shares of Common Stock in accordance with the allocation set forth in such participant's Annual Election. If, on the other hand, such participant's Common Stock ownership does not then meet such Guidelines, such participant's bonus, after giving effect to deductions for applicable tax withholding requirements, shall be paid in accordance with percentages of Common

Stock and cash established by the Committee under the Guidelines then in effect with respect to the applicable bonus year. On the preliminary payment date, which shall be in the last month of the fiscal year in question, the Committee shall calculate the bonuses and distribute 80% of the aggregate of the actual ROTA bonus and EPS bonus, if any, awarded to a participant. On the final payment date, which shall occur after the Corporations independent auditors render their final audit opinion with respect to the fiscal year in question, the Committee shall calculate the bonus, and distribute the portions of the bonus which had not been previously distributed to participants on the preliminary payment date.

    The Incentive Plan does not prohibit the corporation from granting discretionary bonuses to employees from time to time.

    OPTIONS. The terms of the Incentive Plan as proposed to be amended permit the Committee from time to time, but not less often than annually, to grant options to selected key members of management of the Corporation or any majority-owned subsidiary eligible to receive grants of options under the Incentive Plan, if ROTA for that particular fiscal year exceeds 15%. In addition, the amended Incentive Plan will permit the Committee at any time and from time to time to grant options on a discretionary basis to a broader base of potential participants (i.e. key employees, officers, non-employee directors and consultants of the Corporation or any majority-owned subsidiary), without regard to whether the 15% ROTA amount has been attained with respect to that fiscal year.

    The aggregate number of shares of Common Stock that may be represented by grants of stock options made to any individual participant under the Incentive Plan in any fiscal year may not exceed 100,000 shares.

    The exercise price for nonqualified stock options granted pursuant to the Incentive Plan cannot be less than the fair market value of Common Stock on the date of grant, and the Committee shall provide for the exercise of such options in installments and on such terms, conditions and restrictions as it may determine. The exercise price for an incentive stock option cannot be less than 100% (110% in the case of certain employees owning more than 10% of the outstanding shares of Common Stock) of the fair market value of Common Stock on the date of grant, and the Committee shall provide for the exercise of such options in installments and on such terms, conditions and restrictions as it may determine. The option period may not extend longer than ten years from the date the option is granted and, in the case of incentive stock options, is limited to five years from the date of grant for certain eligible participants owning more than 10% of the outstanding shares of Common Stock, subject to earlier expiration upon death, disability, retirement or termination of service.

    The options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to the terms of a qualified domestic relations order. The exercise of incentive stock options shall be subject to a $100,000 calendar year limit based on the fair market value of the Common Stock at the time the option was granted. During the lifetime of the optionee, his stock options may be exercised only by him unless the particular stock option agreement provides that his guardian or legal representative may do so.

    EXERCISE OF OPTIONS; RELOAD OPTIONS. The exercise price of options granted under the Incentive Plan may be paid in cash or in shares of Common Stock valued at their fair market value on the date of exercise (or in any combination of cash and shares of Common Stock having an aggregate fair market value equal to the exercise price). In the event that shares are delivered by a participant in payment of all of a portion of the exercise price and/or shares to be delivered to, or withheld by, the Corporation in payment of the Corporation's tax withholding obligations upon exercise, the participant so exercising a nonqualified stock option shall automatically be granted a replacement nonqualified stock option (or a participant exercising an incentive stock option shall automatically be granted a replacement incentive stock option) (in either case, a "Reload Stock Option") to purchase that number of shares so delivered to, or withheld by, the Corporation at an exercise price equal to the fair market value per share of Common Stock on such date of exercise. The option period for a Reload Stock Option will commence on the date of grant and expire on the expiration date of the original stock option it replaces.

    In the event that a participant exercises a stock option and receives a Reload Stock Option as described above, the participant is restricted from transferring or pledging that number of shares received by the participant upon exercise of the original stock option, which is equal to one-half of the total number of shares delivered to and/or withheld by the Corporation upon the participants exercise of the stock option (the "Restricted Stock"). These restrictions will continue in effect until the earliest to occur of the following: (i) the expiration of five years from the date of issuance of the Restricted Stock, (ii) in the case of an employee, the retirement of such participant from the Corporation or the subsidiary in accordance with standard retirement policies, (iii) in the case of a non-employee director, officer or consultant of the Corporation, the cessation of service to the Corporation of such participant in such capacity, (iv) the death of such participant, (v) the total and permanent disability of such participant, or (vi) a Change in Control of the Corporation (as defined in the Incentive Plan). However, shares of Restricted Stock may be used in payment of the exercise price of a stock option or in satisfaction of the Corporation's tax withholding obligations upon any such exercise. Except for those restrictions on transfer, participants receiving shares of Restricted Stock shall have all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any dividends or distributions thereon. In addition, the Committee is empowered, in its discretion, to waive the restrictions on transfer imposed on shares of Restricted Stock.

    TERMINATION OF EMPLOYMENT OR SERVICE. The Incentive Plan states that upon termination of an optionee's employment or service with the Corporation by reason of death, total and permanent disability, or otherwise, his nonqualified stock option will be exercisable for a period of 180 days after such termination to the extent the option was exercisable on the date of such termination (so long as the option is exercised prior to the date of its stated expiration). With respect to incentive stock options, the options will terminate 90 days after termination of employment, except that if the optionee's employment with the Corporation terminates by reason of death or total and permanent disability, the options will terminate 180 days after the termination of the optionee's employment with the Corporation. The Incentive Plan provides that more restrictive terms than the foregoing concerning exercises following termination of service may be provided for in the particular stock option agreement. However, the Committee is also authorized, in its discretion, to extend the date upon which any option granted under the Incentive Plan ceases to be exercisable.

    The Incentive Plan provides that if an optionee who is an employee (including any employee-director) retires in accordance with standard policies of the Corporation, all stock options held by the optionee will become fully exercisable and vested. If an option granted under the Incentive Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for further grants of options under the Incentive Plan.

    The Incentive Plan provides that in the event of a Change in Control (as defined therein) of the Corporation, all stock options will become fully exercisable and vested, regardless of provisions under option agreements requiring shares to be exercised in installments.

DIRECTORS' ANNUAL RETAINER

    The Corporation may pay an annual retainer, in amounts as may be established and modified from time to time at the discretion of the Board, to non-employee directors with respect to their service as members of the Board and committees thereof (the "Annual Retainer"). The Incentive Plan provides that one-half of the amount of the Annual Retainer shall be paid quarterly in shares of Common Stock determined by dividing one-eighth of the Annual Retainer by the closing price per share of the Common Stock as quoted on the NYSE on the third trading day prior to the last day of the fiscal quarter. Any fractional shares shall be paid in cash. On the last day of each fiscal quarter of the Corporation's fiscal year, each non-employee director shall receive in cash an amount equal to one-fourth of the portion of the Annual Retainer which is not to be paid in shares of Common Stock with respect to that calendar year.

ADMINISTRATION OF THE INCENTIVE PLAN

    The Incentive Plan is administered by the Compensation Committee of the Board. The Committee may grant options and bonuses subject to the terms of the Incentive Plan and determine the terms of options granted to participants. See "Compensation Committee Report to Stockholders".

AMENDMENT OF THE INCENTIVE PLAN

    The Incentive Plan provides that the Board may from time to time discontinue or amend the Incentive Plan without the consent of the participants. In particular, the Board may amend the Incentive Plan in order for stock options to qualify for the exemption under Rule 16b-3 under the Exchange Act or to qualify as performance-based compensation under Section 162(m) of the Code.

ADJUSTMENTS

    The Incentive Plan provides that the number of shares issuable in payment of bonuses and upon exercises of stock options and the exercise price of such options are subject to such adjustments as the Corporation may deem appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, sale of substantially all of the Corporation's assets, liquidation or such similar events or occurrence, of or by the Corporation.

CERTAIN FEDERAL INCOME TAX ASPECTS

    The following is a summary of the principal federal income tax consequences associated with grants of options under the Incentive Plan. It does not describe all federal income tax consequences under the Incentive Plan, nor does it describe foreign, state or local tax consequences. Each participant is urged to consult his or her personal tax advisor to determine the specific tax consequences to him or her of the Incentive Plan.

    BONUSES. Under current law, bonuses paid in cash will be included for federal income tax purposes in the recipient's income as taxable compensation in the year paid, and the Corporation will generally receive an income tax deduction at the same time and for the same amount. Similarly, the fair market value of shares of Common Stock issued in payment of a portion of a recipient's bonus shall be recognized as taxable income to the recipient in the year issued, and the Corporation will generally receive an income tax deduction at the same time and for the same amount.

    NONQUALIFIED STOCK OPTIONS. The Incentive Plan is not a qualified plan within the meaning of Section 401 of the Code. The granting of a nonqualified stock option will not result in federal income tax consequences to either the Corporation or the optionee. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price, and the Corporation will be entitled to a corresponding deduction.

    For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the optionee's tax basis will be the sum of the exercise price paid and the amount of ordinary income, if any, recognized by the optionee. Any gain or loss realized by an optionee on disposition of such shares generally will be a long-term capital gain or loss (if the shares are held as a capital asset for at least one year) and will not result in any tax deduction to the Corporation.

    INCENTIVE STOCK OPTIONS. In general, no income will be recognized by an optionee and no deduction will be allowed to the Corporation at the time of the grant or exercise of an incentive stock option granted under the Incentive Plan. When the stock received on exercise of the option is sold, provided that the stock is held for more than two years from the date of grant of the option and more than one year from the date of exercise, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the option related to such stock. If these holding period requirements under the Code are not satisfied, the subsequent sale of stock received upon exercise of an incentive stock option is treated as a disqualifying disposition. In general, the optionee will recognize taxable income at the time of a disqualifying disposition as follows:
(i) ordinary income in an amount equal to the excess of the lesser of the fair market value of the Common Stock on the date the incentive stock option is exercised or the amount realized on such disqualifying disposition over the exercise price and (ii) capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the Common Stock on the date the incentive stock option is exercised (or capital loss to the extent of any excess of the exercise price over the amount realized on disposition). Any capital gain or loss recognized by the optionee will be long-term or short-term depending upon the holding period for the stock sold. The Corporation may claim a deduction at the time of the disqualifying disposition equal to the amount of the ordinary income the optionee recognizes.

    Although an optionee will not realize ordinary income upon the exercise of an incentive stock option, the excess of the fair market value of the shares acquired at the time of exercise over the exercise price is included in alternative minimum taxable income for purposes of calculating the optionee's alternative minimum tax, if any, pursuant to Section 55 of the Code.

    WITHHOLDING. Withholding of federal income taxes at applicable rates will be required in connection with any ordinary income realized by a participant by reason of the payment of a bonus in cash or in shares of Common Stock and by reason of the exercise of stock options granted pursuant to the Incentive Plan. Such taxes may be deducted, withheld or remitted to the Corporation prior to the receipt of any Common Stock certificates.

    The Board recommends that stockholders vote FOR the proposal to approve the amendments to the Incentive Plan.

           PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Corporation for 1997. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

    The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for 1997.

                                 OTHER MATTERS

    The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Corporation will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

    The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

    The Annual Report to Stockholders for the fiscal year ended December 31, 1996, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

    A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO IMCO RECYCLING INC., ATTN: PAUL V. DUFOUR, 5215 NORTH O'CONNOR BLVD., SUITE 940, CENTRAL TOWER AT WILLIAMS SQUARE, IRVING, TEXAS 75039, TELEPHONE (972) 869-6575. THE CORPORATION WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO MR. DUFOUR CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE CORPORATION ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1997. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

    Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                         By Order of the Board of Directors

                                         Paul V. Dufour

                                         SECRETARY

Irving, Texas

April 10, 1997

                                                                      APPENDIX A

                           PROPOSED AMENDMENTS TO THE
                              IMCO RECYCLING INC.
                            ANNUAL INCENTIVE PROGRAM

    I. A new defined term "Discretionary Option" is hereby added to Article I of the Plan, to follow immediately the defined term "Date of Grant", and to read as follows:

    "DISCRETIONARY OPTION"  has the meaning assigned to it in Section 8.1(b).

    II. The defined term "Participant" contained in Article I of the Plan is hereby deleted and substituted in lieu thereof is the following:

    "PARTICIPANT" means any key employee of the Company or any of its Subsidiaries that the Committee has determined to be eligible for participation in the Plan and who, on the particular Payment Date is subject to Article IV of the Plan, then employed by the Company or any of its Subsidiaries; provided that, solely for purposes of Section 8.1(b) of the Plan and the Discretionary Options which may be granted pursuant thereto, "Participants" shall mean any employee of the Company or any Subsidiary of the Company or any non-employee director, officer or consultant of the Company or any Subsidiary who is, or who is proposed to be, a recipient of a Discretionary Option.

    III. Article IV of the Plan is hereby amended by adding a new sentence to follow the existing last sentence:

"In addition, the Committee shall from time to time, select the particular employees, consultants, officers and directors of the Company and its Subsidiaries to whom Discretionary Options to be granted pursuant to Section 8.1(b) of the Plan are to be granted."

    IV. Section 8.1 of the IMCO Recycling Inc. Annual Incentive Program is hereby deleted in its entirety and replaced with the following:

    "8.1 GRANTS OF STOCK OPTIONS.

    (a) ROTA BONUS OPTIONS. In the event that the ROTA for any Bonus Year calculated in accordance with Article V exceeds 15%, then the Committee may grant Stock Options under the Plan to Participants eligible for ROTA Bonuses thereunder as follows:

        (i) On, or as soon as reasonably practicable following, the Preliminary Payment Date, the Committee shall calculate the number of shares of Common Stock to be covered by the Stock Options to be granted by first multiplying the dollar amount of the most recent Total Bonus actually awarded to each such Participant, by 1.5 (the "Option Amount"); and

        (ii) The number of shares of Common Stock issuable upon the exercise of the Stock Option to be granted to such Participant shall be determined by dividing the Option Amount by the Fair Market Price on the Date of Grant.

    (b) DISCRETIONARY OPTIONS. Notwithstanding any provision contained in this Plan to the contrary, the Committee may, in its sole discretion, at any time and from time to time, select Participants and grant Stock Options ("Discretionary Options") to any such Participant in recognition of such Participant's contributions or potential contributions to the Company or any Subsidiary. In this regard, the Committee shall consider and give appropriate weight to input from representatives of management of the Company regarding the contributions or potential contributions to the Company or a Subsidiary of particular employees, officers or consultants or potential employees, officers or consultants of the Company or a Subsidiary."

                                 REVOCABLE PROXY

                               IMCO RECYCLING INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour, or either of them, with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") to be held on Tuesday, May 13, 1997, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

   This Proxy will be voted at the Annual Meeting or any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                            (CONTINUED ON REVERSE SIDE)

                              - FOLD AND DETACH HERE -

                                                                                   Please mark
                                                                                   your votes as    X
                                                                                   indicated by
                                                                                   this example
1. Election of Directors.
   The election of the following nominees to the Board of Directors as Class
   II Directors, unless otherwise indicated below.

    FOR       AGAINST                  (a) John J. Fleming          (b) Don Navarro

    / /         / /         IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                            PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY CLEARLY AND
                            NEATLY LINING THROUGH OR STRIKING OUT THE NAME OF ANY SUCH NOMINEE OR NOMINEES.

2. Proposal to amend the        3. Proposal to ratify the appointment           4. In their discretion upon such other
   Corporation's Annual            of Ernst & Young LLP as the independent         matters as may properly come before the
   Incentive Program.              public accountants of the Corporation           meeting or any adjournment thereof.
                                   for 1997.

   FOR  AGAINST  ABSTAIN               FOR  AGAINST  ABSTAIN

   / /    / /      / /                 / /    / /      / /                  Please complete, date, sign and mail this Proxy
                                                                            promptly in the enclosed envelope. No postage
                                                                            is required for mailing in the United States.

                                                                            Dated                            , 1997
                                                                                  ---------------------------

                                                                            ---------------------------------------
                                                                                          Signature(s)

                                                                            ---------------------------------------
                                                                                          Signature(s)

                                                                            IMPORTANT: Please date the Proxy and sign
                                                                            exactly as your name appears on this Proxy.
                                                                            If shares are held joint tenants, both
                                                                            should sign. When signing as attorney,
                                                                            executor, administrator, trustee or
                                                                            guardian, please give full title as such.
                                                                            If a corporation, please sign in full
                                                                            corporate name by president or other
                                                                            authorized officer. If a partnership,
                                                                            please sign in partnership name by
                                                                            authorized person.

                              - FOLD AND DETACH HERE -



Dear Stockholder(s):

Enclosed you will find material relative to the Corporation's 1997 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.